JETBLUE AIRWAYS REPORTS FEBRUARY TRAFFIC

New York, NY (March 11, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for February 2015. Traffic in February increased 10.0 percent from February 2014, on a capacity increase of 7.4 percent.

Load factor for February 2015 was 83.5 percent, an increase of 1.9 points from February 2014. JetBlue’s preliminary completion factor was 93.4 percent and its on-time (1) performance was 59.7 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of February increased about three percent year over year, which includes a positive impact of about two and a half points from winter storms during the month. For the first quarter of 2015, PRASM is expected to increase between three and four percent year over year. JetBlue now expects year over year available seat mile growth in the first quarter of 2015 to be between nine and 10 percent, down from prior guidance of 11 to 13 percent due to the winter storms.

JETBLUE AIRWAYS TRAFFIC RESULTS

	February 2015	February 2014	% Change
Revenue passenger miles (000)	2,900,748	2,638,242	10.0%
Available seat miles (000)	3,475,097	3,234,587	7.4%
Load factor	83.5%	81.6%	1.9 pts.
Revenue passengers	2,436,964	2,233,288	9.1%
Departures	22,319	21,090	5.8%
Average stage length	1,103	1,100	0.3%
	Y-T-D 2015	Y-T-D 2014	% Change
Revenue passenger miles (000)	6,083,765	5,423,096	12.2%
Available seat miles (000)	7,360,685	6,599,692	11.5%
Load factor	82.7%	82.2%	0.5 pts.
Revenue passengers	5,096,077	4,577,241	11.3%
Departures	47,426	43,076	10.1%
Average stage length	1,100	1,098	0.2%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown AirlineTM, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 87 cities in the U.S., Caribbean and

Latin America with an average of 850 daily flights. Upcoming destinations include: Cleveland on April 30; Reno-Tahoe, Nev. on May 28; and Grenada on June 11, 2015 (subject to receipt of government authority). For more information please visit JetBlue.com.
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
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